Exhibit 5

Pentair Ltd.

Freier Platz 10

CH-8200 Schaffhausen

Switzerland

Zurich, 28 September 2012

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Registration Statement on Form S-8

Dear Sir or Madam

We act as Swiss counsel to Pentair Ltd. (the “Company”).

This opinion is being rendered at the request of the Company in connection with the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on a registration statement on Form S-8 (the “Registration Statement”) of 7,733,717 common shares, par value CHF 0.50 per share of the Company (the “Common Shares”) which may be issued from time to time under (i) the Pentair Ltd. 2008 Omnibus Stock Incentive Plan (formerly the Pentair, Inc. 2008 Omnibus Stock Incentive Plan), (ii) the Pentair Ltd. Omnibus Stock Incentive Plan (formerly the Pentair, Inc. Omnibus Stock Incentive Plan and (iii) the Pentair Ltd. Outside Directors Non-qualified Stock Option Plan (formerly the Pentair, Inc. Outside Directors Non-qualified Stock Option Plan) (collectively the “Plans”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have not investigated the laws of any jurisdiction other than Switzerland, and do not express an opinion on the laws of any jurisdiction other than Switzerland. We have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including certified extracts of the Commercial Register of the Canton of Schaffhausen, Switzerland (the “Commercial Register”), the Company’s certified articles of association dated September 28, 2012 (the “Articles”), and documents and confirmations filed with the Commercial Register by the Company.

Bär & Karrer Rechtsanwälte	Zürich Bär & Karrer AG Brandschenkestrasse 90 CH-8027 Zürich Phone: +41 58 261 50 00 Fax: +41 58 261 50 01 zuerich@baerkarrer.ch	Genf Bär & Karrer SA 12, quai de la Poste CH-1211 Genève 11 Phone: +41 58 261 57 00 Fax: +41 58 261 57 01 geneve@baerkarrer.ch	Lugano Bär & Karrer SA Via Vegezzi 6 CH-6901 Lugano Phone: +41 58 261 58 00 Fax: +41 58 261 58 01 lugano@baerkarrer.ch	Zug Bär & Karrer AG Baarerstrasse 8 CH-6301 Zug Phone: +41 58 261 59 00 Fax: +41 58 261 59 01 zug@baerkarrer.ch	www.baerkarrer.ch

Bär & Karrer 28 September 2012	2

In so doing, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all the documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We assume no obligation to advise you of any changes to this opinion that may come to our attention after the date hereof. Further, we assume that if any new Common Shares will be issued and delivered under the Plans, they will be issued (i) by way of an ordinary share capital increase in accordance with articles 650 et. seq. of the Swiss Code of Obligations (“CO”) and the Articles, (ii) out of authorized share capital in accordance with articles 651 et seq. CO and the Articles, in particular Article 4, or (iii) out of conditional share capital in accordance with articles 653 et. seq. CO and the Articles, in particular Article 5. This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that each Common Share of the Company will be, when issued and delivered on the terms and conditions referred to herein and in the Plans, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

/s/ Bär & Karrer AG

Bär & Karrer AG